SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is entered into effective as of June 30, 2021, by and between Valor Invest Ltd. (“Creditor”) and Arvana Inc. (“Arvana”). Collectively, Creditor and Arvana shall be referred to collectively as the “Parties” or individually as a “Party”.

BACKGROUND

WHEREAS, Creditor provided a series of loans and rendered services between August 2006 and March 2015 that accrued to Arvana as loans or payables, in addition to which certain amounts due to Pensbreigh Holdings Ltd. were assigned to Creditor on even date, pursuant to which Creditor is entitled to an aggregate amount due of nine hundred and twenty four thousand nine hundred and seventy fifty dollars and ninety-six cents ($924,975.96), which amount includes six percent (6%) in accrued interest of three hundred and thirty one thousand seven hundred and thirty two dollars and twenty-two cents ($331,732.22), as of June 30, 2021 (“Debt”) comprised as follows:

Date	Principal	Interest Rate	Interest Payable	Description Currency	Exchange (fx)	Principal USD	Interest USD	USD
8/23/2006	120,000	—	—	Euro	1.1859	142,308.00	—	142,308.001
2/19/2007	150,000	6%	128,489.44	Euro	1.1859	177,885.00	152,375.63	330,260.63
6/1/2007	35,000	6%	30,498.44	Canadian	0.8068	28,238.00	24,606.16	52,844.16
11/6/2007	75,000	6%	61,060.56	Euro	1.1859	88,942.50	72,411.72	161,354.22
3/26/2008	50,000.00	6%	39,876.55	Dollar	—	50,000.00	39,876.55	89,876.55
4/24/2009	25,000.00	6%	18,316.58	Dollar	—	25,000.00	18,316.58	43,316.58
11/30/2009	20,000.00	—	—	Canadian	0.8068	16,136.00	—	16,136.002
3/30/2011	13,032.24	—	—	Dollar	—	13,032.24	—	13,032.243
5/15/2011	5,000.00	6%	3,133.03	Canadian	0.8068	4,034.00	2,527,73	6,561.73
4/16/2012	5,000.00	6%	2,767.68	Dollar	—	5,000.00	2,767.68	7,767.68
5/8/2012	10,000.00	6%	5,657.51	Canadian	0.8068	8,068.00	4,564.48	12,632.48
3/13/2014	4,500.00	6%	1,975.26	Dollar	—	4,500.00	1,975.26	6,475.26
5/9/2014	2,100.00	6%	902.07	Dollar	—	2,100.00	902.07	3,002.07
5/21/2014	12,800.00	6%	5,473.10	Dollar	—	12,800.00	5,473.10	18,273.10
9/3/2014	5,200.00	6%	2,133.56	Dollar	—	5,200.00	2,133.56	7,333.56
3/5/2015	10,000.00	6%	3,801.70	Dollar	—	10,000.00	3,801.70	13,801.70
TOTAL								924,975.96

1 The amount of $142,308.00 corresponds to payables booked on August 23, 2006, that are non-interest bearing.

2 The amount of $16,136.00 corresponds to payables booked on November 30, 2009, that are non-interest bearing.

3 The amount of $13,032.24 became payable on the assignment of those amounts owed by Arvana to Pensbreigh Holdings Ltd. effective April 1, 2021.

WHEREAS, Arvana and Creditor desire and agree to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and conditions of the Debt as described above.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Creditor and Arvana hereby agree as follows:

AGREED TERMS AND CONDITIONS

1. Settlement of Debt. Arvana will issue to Creditor twenty three million one hundred and twenty four thousand three hundred and ninety nine (23,124,399) shares of its restricted common stock (“Settlement Shares”) as provided herein, valued for the purposes of this Agreement at four U.S. cents ($0.04) per share in full and complete satisfaction of the Debt.

2. Closing. The Settlement Shares, unless agreed otherwise, shall be issued to Creditor not later than ten (10) business days after the execution of this Agreement and delivered to Creditor no later than twenty (20) business days thereafter.

3. Securities Act Exemptions. The Parties are executing and delivering this Agreement in reliance upon exemptions from registration promulgated under the rules and regulations of the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (“Securities Act”).

4. Investment Representations of Creditor. Creditor represents and warrants that:

a. Investment Purpose. Creditor is acquiring the Settlement Shares for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

b. Accredited Investor Status. Creditor is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act (“Accredited Investor”).

c. Availability of Exemptions in the Country of Residence. Creditor certifies to Arvana that it is relying on an exemption applicable in St. Kitts & Nevis, the nation in which Creditor was formed, and an exemption in Switzerrland, the location in which Creditor maintains its office, to enter into this Agreement, as required under national and local securities laws, reflected by Creditor’s initials hand on the following line: ___.

d. Reliance on Exemptions. Creditor understands that the Settlement Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of national, and local securities laws, and that Arvana is relying upon the truth and accuracy of, and Creditor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Creditor set forth herein, to determine the availability of such exemptions and the eligibility of Creditor to acquire the Settlement Shares.

e. Transfer or Re-sale. Creditor understands that except as provided herein, the sale of the Settlement Shares has not been and is not being registered under the Securities Act, and that the Settlement Shares may not be transferred unless sold pursuant to an effective registration statement under the Securities Act or an exemption from registration effective in each of the jurisdictions referenced hereto.

f. Legend. Creditor understands that the Settlement Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Settlement Shares):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act or unless sold pursuant to Rule 144 under said Act.”

g. Authorization; Enforcement. Creditor (i) has the requisite authority to enter into and to perform this Agreement, and to consummate the transaction contemplated hereby in accordance with the terms hereof, (ii) the execution and delivery of this Agreement has been duly executed and delivered by Creditor and no further consent or authorization is required; and (iii) this Agreement constitutes a legal, valid and binding obligation of Creditor enforceable against Creditor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting Creditor’ rights generally or by general principles of equity.

5. Representations and Warranties of Arvana. Arvana represents to Creditor, that (i) Arvana has all requisite corporate power and authority to enter into and perform this Agreement, and to consummate the transaction contemplated hereby, in accordance with the terms hereof; (ii) the execution and delivery of this Agreement has been duly authorized by Arvana’s Board of Directors and no further consent or authorization is required; (iii) this Agreement has been duly executed and delivered by Arvana through its authorized representative; and (iv) this Agreement constitutes a legal, valid and binding obligation of Arvana enforceable against Arvana in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency or similar laws affecting Arvana’s rights generally or by general principles of equity.

6. No Outstanding or Known Future Claims/Causes of Action. Each Party affirms that it has not filed with any governmental agency or court any type of action or report against the other Party, and currently knows of no existing act or omission by the other Party that may constitute a claim or liability excluded from the release in section 10 below.

7. Acknowledgment of Settlement. The Parties, as described in section 10 below, acknowledge that (i) the consideration set forth in this Agreement, which includes, but is not limited to, the Settlement Shares, is in full settlement of all claims or losses of whatsoever kind or character that they have, or may ever have had, against the other Party, including by reason of the Debt and (ii) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from the other Party, for any acts or omissions up to and including the date of this Agreement as set forth in section 10, including, without limitation, the Debt.

8. Legal Fees. The Parties acknowledge and agree that they are solely responsible for paying any attorneys’ fees and costs they incurred and that neither Party nor its attorney(s) will seek any award of attorneys’ fees or costs from the other Party, except as provided herein.

9. Taxes. Creditor shall be solely responsible for, and is legally bound to make payment of, any taxes determined to be due and owing (including penalties and interest related thereto) by it to any federal, local, or regional taxing authority as a result of the Settlement Shares. Creditor understand that Arvana has not made, and it does not rely upon, any representations regarding the tax treatment of the Settlement Shares paid pursuant to this Agreement. Moreover, Creditor agrees to indemnify and hold Arvana harmless in the event that any governmental taxing authority asserts against Arvana any claim for unpaid taxes, failure to withhold taxes, penalties, or interest based upon the payment of the Settlement Shares.

10. Mutual Release. The Parties, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the other Party, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which either Party has, or may have had, against the other Party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Debt.

This Agreement resolves any claim for relief that could have been alleged, no matter how characterized, including, without limitation, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, damages for humiliation and embarrassment, punitive damages, costs and attorneys fees related to or arising from the Debt.

11. Entire Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

12. New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which either Party now knows or believes to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any Party’s rights to enforce the terms of this Agreement.

13. Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against either Party as the author or drafter of the Agreement.

14. Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Notices. All notices required or permitted to be given under this Agreement will be in writing and will be deemed given (i) when delivered in person, (ii) seven (7) business days after being deposited in the United States mail, postage prepaid, registered or certified mail addressed as set forth below, or (iii) on the 2nd business day after being deposited with a nationally recognized overnight courier service addressed as set forth below:

Valor Invest Ltd.

60 rue de Rhone, 5th floor

Geneva CH-1211

Switzerland

Arvana Inc.

299 South Main Street, 13th Floor

Salt Lake City

Utah 84111

United States of America

16. Governing Law and Venue. This Agreement shall be deemed to be a contract made under the laws of the State of Utah and for all purposes it and any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such state. In respect of any action or claim arising out of or relating to this Agreement (x) the parties hereby irrevocably submit to the jurisdiction of the United States District Court for the District of Utah (Salt Lake City) and/or in the Utah state courts located within Salt Lake County, Utah, over any action or proceeding arising out of or related to this Agreement and the documents related hereto or executed in connection herewith, (y) the Parties hereby irrevocably agree that all claims in respect of such actions or proceedings may be heard and determined in the courts referenced in the foregoing clause (x), and (z) the Parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in Utah.

17. Reliance on Own Counsel. In entering into this Agreement, the Parties acknowledge that they have relied upon the legal advice of their respective attorneys, who are the attorneys of their own choosing, that such terms are fully understood and voluntarily accepted by them, and that, other than the consideration set forth herein, no promises or representations of any kind have been made to them by the other Party. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by the other Party or by that other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

READ THE FOREGOING DOCUMENT CAREFULLY. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound, each of the Parties hereto has caused this Agreement to be executed as of the date(s) set forth below.

Arvana Inc.	Valor Invest Ltd.

/s/ Ruairidh Campbell	/s/ Altaf Nazerali
By: Ruairidh Campbell	By: Altaf Nazerali
Its: Chief Executive Officer	Its: Authorized Signatory

Dated: June 30, 2021	Dated: June 30, 2021

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